UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _________________________________________
FORM 8-K
 ___________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 18, 2015
 ____________________________________________
TerraForm Global, Inc.
(Exact name of Registrant as specified in its charter)
  _____________________________________________

Delaware (State or other jurisdiction of incorporation)	001-37528 (Commission File Number)	47-1919173 (IRS Employer Identification No.)
7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)
(240) 762-7700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On September 18, 2015, in connection with the consummation of the Renova Transaction (as defined below), TerraForm Global, Inc. (the “Company”) entered into an omnibus closing agreement (the “Omnibus Agreement”) with TerraForm Global, LLC (“Global LLC”), SunEdison, Inc., certain of the Company’s foreign subsidiaries and Renova Energia S.A. (“Renova”) pursuant to which the Company will accept the existence of Banco do Brasil Financing Liens (as defined in the Omnibus Agreement) in exchange for the agreement by Renova to grant the Company a security interest in 19,221,671 shares of the Company’s Class A common stock received by Renova in connection with the Renova Transaction. The security interest is to be perfected through the filing of appropriate Uniform Commercial Code financing statements, as described in the Omnibus Agreement.
The Omnibus Agreement requires Renova to deposit $5 million of the cash portion of the purchase price for the Renova Transaction into an escrow account after the completion of the Renova Transaction, and the Company is entitled to deposit into such escrow account all dividends payable to Renova on the Company’s Class A common stock Renova receives in connection with the Renova Transaction for the third and fourth quarters of 2015. The amounts deposited into the escrow account may be directed solely by Global LLC to be paid to the Company to be used to pay stockholder dividends for the third and fourth quarters of 2015 in the event that the Banco do Brasil Financing Liens (as defined in the Omnibus Agreement) are not terminated and extinguished by September 25, 2015. The Company will reimburse such funds to Renova upon the termination and extinguishment of the Banco do Brasil Financing Liens. The Banco do Brasil Financing Liens shall remain the sole responsibility of Renova until such time as the liens are terminated and extinguished. In the event that Renova does not obtain a release of the Banco do Brasil Financing Liens by January 31, 2016, Global will be entitled to sell some or all of the shares of Company Class A common stock which have been issued to Renova as described above and to use the proceeds of such sale to repay the applicable Renova debt and obtain a release of the liens. In the event that the sale proceeds are insufficient to repay such Renova debt, Renova will be obligated to repay the remaining amount in cash.
The foregoing description of the Omnibus Agreement is not complete and is qualified in its entirety by the full text of the Omnibus Agreement, which will be filed by the Company in accordance with SEC rules.

Item 2.01	Completion of Acquisition or Disposition of Assets.
On September 18, 2015, the Company closed the acquisition from Renova of two wind projects located in Brazil that represent 294.4 MW of capacity in the aggregate (the “Renova Transaction”).  The aggregate consideration to complete the Renova Transaction was $422 million, comprised of cash consideration of approximately $117 million (based upon prevailing exchange rates) and 20,327,499 shares of the Company’s Class A common stock with a value $305 million (using the Company’s initial public offering price of $15.00 per share).
As a result of the Renova Transaction, Renova is entitled to appoint one director to the Company’s board of directors, and such right will continue so long as Renova holds at least 28% of the Company’s Class A common stock Renova received in connection with the transaction.

A summary of the Renova Transaction along with historical and pro forma financial information related to the Renova Transaction was previously reported (as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the Registration Statement on Form S-1 (File No. 333-203934) (the “Registration Statement”). The foregoing description of the Renova Transaction is qualified in its entirety by reference to the full text of the Securities Swap Agreement and the Securities Purchase Agreement, filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2015 as Exhibits 2.2 and 2.3, respectively on the Company’s Form S-1/A.

Item 3.02	Unregistered Sales of Equity Securities.
In connection with the Renova Transaction, the Company issued to Renova 20,327,499 shares of the Company’s Class A common stock with a value of $305 million (using the Company’s initial public offering price of $15.00 per share). The shares of Class A common stock were issued to Renova in a transaction not involving a public offering in compliance with Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(a)
Financial statements of businesses acquired.

To the extent financial statements are required by this item, they will be filed with the SEC by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)
Pro forma financial information.

To the extent pro forma financial information is required by this item, it will be filed with the SEC by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerraForm Global, Inc.

By:	/s/ Yana Kravtsova
Yana Kravtsova Senior Vice President, General Counsel and Secretary
September 22, 2015